Exhibit 10.5

                                                                                     Norwegian Shipbrokers’ Association’s
MEMORANDUM OF AGREEMENT                                                                                                                                                                                        Memorandum of Agreement for sale and
                                                                                     purchase of ships.  Adopted by the Baltic
                                                                                     and International Maritime Council
Dated: 13th June 2008                                                                       (BIMCO ) in 1956.
                                                        Code-name
                                                                           SALEFORM 1993
                                                                                     Revised 1966, 1983 and 1986/7

____________ Navigation Ltd, Trust Company Complex, Ajeitake Road, Ajeltake Island Majuro, The Republic of the Marshall Islands hereinafter called the Sellers, have agreed to sell, and Genco ______ Ltd, Marshall Islands, the performance of which to be guaranteed by Genco Shipping and Trading Limited hereinafter called the Buyers, have agreed to buy

Name:  =_______________________=

Classification Society/Class:  ____

Built:  scheduled delivery end of _________  By:  ________ Shipbuilding Co Ltd, South Korea

Flag:  Marshall Islands                      Place of Registration:  Marshall Islands

Call Sign:                                               Grt/Nrt:

Register Number:

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1, Germany, Greece, USA, South Korea and in the place of closing stipulated in Clause 8.

“in writing” or “written means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.    Purchase Price U.S.$ _____________ (United States Dollars ___________________) less liquidated damages if any

2.    Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within four (4) banking days from the date of this Agreement has been signed by both the Buyers and the Sellers on fax provided the account is open and functional.  This deposit shall be placed with ____________ AG, Hamburg and held by them in a joint, interest bearing account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers.  Interest to be credited to the Buyers.  Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.    Payment

The said Purchase Price shall be paid in full free of bank charges to the Seller’s account at ____________ AG, Hamburg on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5 against Sellers’ presentation of documents required by the Buyers.  Such documents are to be.mutually agreed and incorporated into an Addendum to the MOA.  The agreement of such addendum is not to delay the signing of the MOA.

4.    Inspections

5.    Notices, time and place of delivery

a)	The Sellers shall keep the Buyers well informed of the Vessel’s itinerary in accordance with schedule from the shipyard and shall provide the Buyers with 30/21/14, 10/7, and 5 days approximate notice of the delivery and 3/1 days definite notice of the delivery.  When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or safe and accessible anchorage at/in ________ Shipyard, South Korea

Expected time of delivery:  between _________ and _________

Date of cancelling (see Clauses 5 c), 6 b) (Ill) and 14): _________ in the Buyers’ option

c)
If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date.  Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)
Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

7.     Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore.  All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of delivery used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded.  Forwarding charges, if any, shall be for the Buyers’ account.  The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers.  The radio installation and navigational equipment shall be included in the sale without extra payment.  Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items.  Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation.  Captain’s, Officers’ and Crew’s personal belongings including the stop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

The Buyers shall take over the remaining bunkers and unused lubricating oils/greases on board at the time of delivery.

Lubricating oils to be those in sealed drums and/or designated storage tanks not having been used or circulated in the vessel’s machinery and pay the Sellers’ net contract price (excluding barging expenses) from time of supply.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.    Documentation

The place of closing:  ____________ AG, Hamburg

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents as per Addendum.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.      Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages, taxes and maritime liens or any other debts whatsoever.  The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.    Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.    Condition on delivery  See Clause 17

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers.  However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates, valid and unextended without condition/recommend action* by Class or the relevant authorities at the time of delivery.  Validity of all above Certificates to be minimum 5 months after the date of delivery with the exception of those which are interim due the Vessel being a newbuilding where final approval of certain documentation by classification society is pending at the time of delivery.

*Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.    Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.    Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers.  If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.    Sellers’ default

Should the Sellers fall to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8.  If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel.  In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.    Buyers’ representatives See Clause 18

16.    Arbitration

a)
This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party.  On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, falling which the decision of the single arbitrator appointed shall apply.  If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable.  In the absence of  deletions, alternative 16 a) to apply.

Clauses 17 to 19 are to form an integral part of this Agreement.

Clause 17

The Vessel is to be delivered to the Buyers in accordance with the terms and conditions of the Shipbuilding contracts a copy of which is to be appended to the MOA.  All the rights of the Sellers under the contract and warranties are to be assigned to the Buyers and the Buyers, Sellers, and Shipyard shall upon delivery sign to tripartite agreement to cover the assignment of all guarantees, 3rd party warranties and liquidated damages in full.  In the event of the Shipyard being unwilling to assign the warranties for whatsoever reason, then the Sellers undertake to process the warranty items an behalf of the Buyers.

Clause 18

The supervision will be undertaken by the Sellers to the Sellers’ normal standards once the MOA has been signed and the deposit has been lodged then the Buyers have the right to place one representative at the yard after keel laying as part of the Seller’s site team for familiarization purposes only and without interference.

On receipt of 30 day notice, the Buyers are to have the right to send their captain and chief engineer to the yard to be present at seatrials. All these representatives are to sign Seller’s usual indemnity forms and will remain at yard until and including the time of delivery.

Clause 19

All negotiations/terms of sale are to remain strictly private and confidential.  However as the Buyers are a publicly listed company in the USA, they are permitted to make disclosures in accordance with USA securities laws.  Such disclosure shall identify ____________ Navigation Ltd only as Seller.

This agreement is drawn up in two originals of even tenor and date one to be retained by each party.

For the Sellers                        For the Buyers

This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the preprinted text of this document, the original document shall apply.  The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approval document and this document.